FOR IMMEDIATE RELEASE

March 6, 2019

Health Insurance Innovations, Inc. Reports Strong Fourth Quarter and Fiscal 2018 Results and Expands Credit Facility

Revenue of $351.1 million

GAAP Diluted Net Income per Share of $0.97

Adjusted Net Income per Share of $2.60

Extends and Expands Credit Facility to $75 million

Tampa, FL— March 6, 2019 — Health Insurance Innovations, Inc. (NASDAQ:HIIQ), a leading cloud-based technology platform and distributor of affordable health insurance, life insurance and supplemental plans, today announced financial results for the fourth quarter and year ended December 31, 2018. The Company will host a live conference call on Wednesday, March 6, 2019, at 5:00 P.M. EST.

“We had a strong finish to 2018 and business trends have accelerated in the first two months of 2019 with expected total months sold, or expected duration units, increasing 24% year-over-year. During 2018 we shifted our strategic focus towards longer duration products with significantly higher lifetime value (LTV). In the fourth quarter, expected duration units from third-party distribution partners were up 19% year over year, reflecting a record open enrollment period, despite terminating a large distributor early in the fourth quarter,” said Gavin Southwell, HIIQ’s Chief Executive Officer and President.

Mr. Southwell continued, “After the HHS Rule change in October 2018, we focused more resources on eCommerce partners, which includes Agile, our own eCommerce channel, as well as other new partners. Our decision to de-emphasize lower cost, lower margin plans to instead focus on longer duration, higher LTV plans and eCommerce penetration exceeded our expectations. Despite the year-over-year decline in Agile’s submitted applications in the fourth quarter, total eCommerce expected duration units grew 68% year-over-year. We believe the successful strategic shift towards higher LTV plans and eCommerce will have a positive financial impact in 2019 and beyond.”

Effective December 31, 2018, Health Insurance Innovations, Inc. adopted Accounting Standards Update 2014-09, Revenue from Contracts with Customers (ASC 606), using the modified retrospective method. Prior period information presented has not been adjusted to reflect the adoption of this new revenue recognition standard.

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“Our approach to ASC 606 has been a detailed effort between the Company, consultants and our Audit Committee. With our adoption of the new accounting standard, all costs associated with acquiring customers are recognized upfront. This effectively creates a mismatch that pushes approximately 5% of the expected LTV of a plan into future periods while 100% of our third party commission expense is recognized upfront. As a result of this ASC 606 application, approximately $7 million of what would otherwise be Adjusted EBITDA in 2018 will now be effectively deferred into 2019. Specific to 2019, we expect high margin revenue to be deferred into 2020, which makes our strong 2019 financial guidance even more impressive. As part of ASC 606, we have made prudent initial assumptions for the lifetime value of longer duration and higher LTV plans. As such, we expect to reassess the performance of our longer duration and higher LTV plans as we move through 2019 and believe potential exists for greater revenue as the longer duration plans season,” said Mr. Southwell.

Mr. Southwell concluded, “2018 was a strong year and we are gratified our momentum has accelerated into 2019. Reflecting our confidence in the pace of business and HIIQ’s strategic opportunities ahead, we bought back $55.9 million of stock in 2018, including $36.4 million in the fourth quarter alone. With $39.2 million remaining at year end on the increased $100 million authorization announced in December, we have sufficient capacity to continue to acquire our stock and believe it represents a compelling component of our capital allocation strategy. I am also pleased to announce that on February 28, 2019, we expanded our current credit facility to $75 million with the ability to increase the revolving commitment to $100 million with our lender’s consent. The term of the credit facility was extended out 3 years, through February 2022. This new credit facility adds flexibility to pursue a range of initiatives to enhance shareholder value.”

Fourth Quarter 2018 Consolidated Financial Highlights

●	Revenue was $131.9 million, compared to revenue of $69.5 million (which excludes the impact of ASC 606) in the fourth quarter of 2017.
●	Net income of $8.3 million was unfavorably impacted by a $3.6 million increase in indemnity and other related legal costs associated with closing the market conduct examination, compared to net income of $5.0 million (which excludes the impact of ASC 606) in the fourth quarter of 2017.
●	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $21.6 million, compared to adjusted EBITDA of $10.5 million (which excludes the impact of ASC 606) in the fourth quarter of 2017.
●	GAAP diluted net income per share was $0.40, compared to GAAP diluted net income per share of $0.30 (which excludes the impact of ASC 606) in the fourth quarter of 2017.
●	Adjusted net income per share was $0.98 compared to adjusted net income per share of $0.37 (which excludes the impact of ASC 606) in the fourth quarter of 2017.
●	Expected duration units of submitted IFP sold of 1,022,400 compared to 957,300 in the fourth quarter of 2017, an increase of 6.8%.

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2018 Annual Consolidated Financial Highlights

●	Revenue was $351.1 million, compared to revenue of $250.5 million (which excludes the impact of ASC 606) in 2017
●	Net income of $19.0 million was unfavorably impacted by a $5.1 million increase in indemnity and other related legal costs associated with closing the market conduct examination, $5.0 million higher stock-based compensation and related costs and $3.4 million increase in severance, restructuring and other charges, compared to net income of $26.5 million (which excludes the impact of ASC 606) in 2017.
●	Adjusted EBITDA was $59.4 million, compared to adjusted EBITDA of $45.9 million (which excludes the impact of ASC 606) in 2017.
●	GAAP diluted net income per share was $0.97, compared to GAAP diluted net income per share of $1.50 (which excludes the impact of ASC 606) in 2017.
●	Adjusted net income per share was $2.60 compared to adjusted net income per share of $1.67 (which excludes the impact of ASC 606) in 2017.

Adjusted EBITDA and adjusted net income per share are non-GAAP financial measures. See the reconciliations of these measures to their respective most directly comparable GAAP measure below in this press release.

2019 Full Year Guidance

The Company expects annual revenue for 2019 to grow 22% to 25% year-over-year (with expected revenue in the range of $430 million to $440 million for 2019), adjusted EBITDA to grow 21% to 30% year-over-year (with expected adjusted EBITDA in the range of $72.0 million to $77.0 million for 2019) and adjusted net income per share to grow 23% to 29% (with expected adjusted net income per share in the range of $3.20 to $3.35 for 2019).

2018 Fourth Quarter Financial Discussion

On December 31, 2018, we adopted ASC 606 and have determined that there are two performance obligations associated with both our IFP and supplemental plan revenue streams. For the first performance obligation, the sales and marketing services performed are combined, which the Company recognizes at a point-in-time. For the second performance obligation, the bill, collect, and support services are combined, referred to as “member management”, which the Company recognizes over time. Revenue for the first performance obligation is equal to approximately 95% of the estimated total collections for our services at the time of enrollment. With respect to revenue for the second performance obligation, the Company recognizes approximately 5% of the estimated monthly collections, for member management, for each month that the member meets the criteria established by our customer. The estimated revenue we expect to collect upon enrollment will vary based on product type and the estimated life of the respective insurance or non-insurance product. These estimates may vary with our actual experience.

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Fourth quarter revenues of $131.9 million increased 89.8%, compared to revenue of $69.5 million (which excludes the impact of ASC 606) in 2017. The increase was driven by sales in the fourth quarter of 2018 that had longer expected durations, improved discount benefit plan offerings and the impact of recognizing point in time revenue under ASC 606.

Third-party commission expense was $94.9 million in the fourth quarter of 2018, compared to $42.2 million (which excludes the impact of ASC 606) in the same period in 2017. Consistent with ASC 606 the Company recognized 95% of revenue at a point in time while recognizing 100% of third-party commissions in the period.

Total SG&A was $20.2 million in the fourth quarter, compared to $19.0 million in the same period in 2017. This increase is due to a $3.6 million increase in indemnity and other related legal costs associated with closing the market conduct examination. Adjusted SG&A, defined as total SG&A adjusted for stock-based compensation, transaction costs, indemnity and other related legal costs, severance and restructuring and other charges, for the fourth quarter of 2018 was $13.7 million, compared to $15.3 million in the same period in 2017.

Net income was $8.3 million in the fourth quarter of 2018, compared to net income of $5.0 million (which excludes the impact of ASC 606) in the same period in 2017. Fourth quarter 2018 net income was unfavorably impacted by a $3.6 million increase in indemnity and other related legal costs associated with closing the market conduct examination. EBITDA was $14.4 million in the fourth quarter of 2018, compared to $18.7 million (which excludes the impact of ASC 606) in the same period in 2017. Fourth quarter 2017 EBITDA was favorably impacted by a reduction in the Tax Receivable Agreement Liability of $11.8 million, related to a change in the corporate tax rate. Fourth quarter 2018 EBITDA was unfavorably impacted by the above-mentioned $3.6 million associated with closing the market conduct examination.

Adjusted EBITDA was $21.6 million in the fourth quarter of 2018, an increase of 105.7% over adjusted EBITDA of $10.5 million (which excludes the impact of ASC 606) in the same period in 2017. Adjusted EBITDA is calculated by taking EBITDA and adjusting for items that are not part of regular operating activities including stock-based compensation and related costs, and items that are not part of regular operating activities, including tax receivable adjustments, indemnity and other related legal costs, and severance, restructuring, and acquisition costs. A reconciliation of net income to EBITDA and adjusted EBITDA for the 2018 and 2017 fiscal year is included within this press release.

GAAP diluted net income per share for the fourth quarter in 2018 was $0.40, compared to GAAP diluted net income per share of $0.30 (which excludes the impact of ASC 606) in the same period in 2017.

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Adjusted net income per share for the fourth quarter in 2018 was $0.98, compared to adjusted net income per share of $0.37 (which excludes the impact of ASC 606) in the same period in 2017. A reconciliation of net income to adjusted net income per share is included within this press release.

2018 Financial Discussion

Revenues for the year ended December 31, 2018 were $351.1 million, an increase of $100.6 million, or 40.2%, compared to 2017 (which excludes the impact of ASC 606). The increase was driven by sales in the fourth quarter of 2018 that had longer expected durations, improved discount benefit plan offerings and the impact of recognizing point-in-time revenue under ASC 606.

Third-party commission expense was $234.8 million in 2018, compared to $145.3 million (which excludes the impact of ASC 606) in 2017. Consistent with ASC 606 the Company recognized 95% of revenue at a point in time while recognizing 100% of third-party commissions in the period. This application of ASC 606 had approximately a $7 million unfavorable impact in 2018.

Total selling, general & administrative expense (“SG&A”) was $74.3 million in 2018, compared to $64.4 million in 2017. This increase is due to a $5.1 million increase in indemnity and other related legal costs associated with closing the market conduct examination. Additionally, SG&A increased $5.0 million due to higher stock-based compensation and related costs and $3.4 million increase in severance, restructuring and other charges. Adjusted SG&A for 2018 was $50.8 million, compared to $54.0 million in the same period in 2017.

Net income was $19.0 million in 2018, compared to net income of $26.5 million (which excludes the impact of ASC 606) in 2017. 2018 was unfavorably impacted by a $5.1 million increase in indemnity and other related legal costs associated with closing the market conduct examination, $5.0 million higher stock-based compensation and related costs and $3.4 million increase in severance, restructuring and other charges. EBITDA was $34.5 million in 2018, compared to EBITDA $47.3 million (which excludes the impact of ASC 606) in 2017. 2017 was favorably impacted by a reduction in the Tax Receivable Agreement Liability of $11.8 million, related to a change in the corporate tax rate.

Adjusted EBITDA was $59.4 million in 2018, an increase of 29.4% over adjusted EBITDA of $45.9 million (which excludes the impact of ASC 606) in 2017.

GAAP diluted net income per share for 2018 was $0.97, compared to GAAP diluted net income per share of $1.50 (which excludes the impact of ASC 606) in 2017.

Adjusted net income per share for 2018 was $2.60, compared to adjusted net income per share of $1.67 (which excludes the impact of ASC 606) in 2017.

The Company makes advances to distributors based on actual sales. These advanced commissions assist distributors with working capital. The Company recovers advances on an ongoing basis from future commissions on premiums, which are collected over the period in which policies renew. At December 31, 2018, the short- and long-term advanced commission balance was $51.9 million, a $12.3 million increase from the December 31, 2017 year-end balance of $39.5 million.

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Cash and cash equivalents totaled $9.3 million as of December 31, 2018, a decrease of $31.6 million from December 31, 2017. The Company repurchased 1,550,136 shares of our common stock during 2018, for $55.9 million, as part of its previously announced share repurchase program. We borrowed $15.0 million on our bank line of credit in the fourth quarter.

Conference Call and Webcast

The Company will host an earnings conference call on March 6, 2019 at 5:00 P.M. Eastern time. All interested parties can join the call by dialing (877) 451-6152 or (201) 389-0879; the conference ID is 13687154. A webcast of the call may be accessed in the Investor Relations section of Health Insurance Innovations’ website at HIIQ.com. An archive of the call will be available for 30 days through the same website.

About Health Insurance Innovations, Inc. (HIIQ)

HIIQ is a market leading cloud-based technology platform and distributor of innovative health and life insurance products that are affordable and meet the needs of consumers. HIIQ helps develop insurance products through our relationships with best-in-class insurance companies and markets them via its broad distribution network of third-party licensed insurance agents across the nation, its call center network and its unique online capability. Additional information about HIIQ can be found at HIIQ.com. HIIQ’s Consumer Division includes AgileHealthInsurance.com, a website for researching, comparing and purchasing short-term health insurance products online and HealthPocket.com, a free website that compares and ranks all health insurance plans, and uses objective data to publish unbiased health insurance market analyses and other consumer advocacy research.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on HIIQ’s current assumptions, expectations and beliefs are generally identifiable by use of words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for products offered through our platform, state regulatory oversight and examinations of us and our carriers and distributors, legal and regulatory compliance by our carriers and distributors, the amount of commissions paid to us or changes in health insurance plan pricing practices, competition, changes and developments in the United States health insurance system and laws, and HIIQ’s ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements will be discussed in HIIQ’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) as well as other documents that may be filed by HIIQ from time to time with the Securities and Exchange Commission, which are available at www.sec.gov. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Non-GAAP Financial Information

To supplement HIIQ’s financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, HIIQ presents certain financial measures that are not prepared in accordance with GAAP, including premium equivalents, adjusted EBITDA, and adjusted EPS. These non-GAAP financial measures, which are defined below, should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

HIIQ is presenting these non-GAAP financial measures to assist investors in seeing HIIQ’s operating results through the eyes of management and because HIIQ’s believes that these measures provide a useful tool for investors to use in assessing HIIQ’s operating performance against prior period operating results and against business objectives. HIIQ uses the non-GAAP financial measures in evaluating its operating results and for financial and operational decision-making purposes.

The accompanying tables provide more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures. HIIQ has not reconciled adjusted EBITDA guidance or adjusted EPS guidance to GAAP net income or GAAP net income per diluted share, respectively, because HIIQ does not provide guidance for the reconciling items between these measures and GAAP net income or GAAP net income per diluted share, respectively. As certain of the items that impact GAAP net income and/or GAAP net income per diluted share cannot be reasonably predicted at this time, HIIQ is unable to provide such guidance. Accordingly, a reconciliation to net income is not available without unreasonable effort.

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HEALTH INSURANCE INNOVATIONS, INC.

Consolidated Balance Sheets

($ in thousands, except share and per share data)

	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,321	$40,907
Restricted cash	16,678	14,920
Accounts receivable, net, prepaid expenses and other current assets	2,108	2,227
Advanced commissions, net	29,867	39,549
Contract asset, net	162,117	—
Total current assets	220,091	97,603
Long-term contract asset, net	135,943	—
Property and equipment, net	5,134	5,408
Goodwill	41,076	41,076
Intangible assets, net	4,217	5,942
Deferred tax assets, net	25,967	14,960
Other assets	61	96
Total assets	$432,489	$165,085
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$32,397	$30,914
Commissions payable, net	103,992	8,811
Deferred revenue	409	662
Income taxes payable, net	15,586	787
Due to member	7,978	1,775
Other current liabilities	13	5
Total current liabilities	160,375	42,954
Long-term commissions payable, net	87,332	—
Revolving line of credit	15,000	—
Due to member	25,693	15,096
Other liabilities	621	34
Total liabilities	289,021	58,084
Commitments and contingencies
Stockholders’ equity:
Class A common stock (par value $0.001 per share, 100,000,000 shares authorized; 14,425,824 and 12,731,758 shares issued as of December 31, 2018 and 2017, respectively; 12,387,349 and 12,350,981 shares outstanding as of December 31, 2018 and 2017, respectively)	14	13
Class B common stock (par value $0.001 per share, 20,000,000 shares authorized; 2,541,667 and 3,8141,667 shares issued and outstanding as of December 31, 2018 and 2017, respectively)	3	4
Preferred stock (par value $0.001 per share, 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2018 and 2017, respectively)	—	—
Additional paid-in capital	94,194	71,770
Treasury stock, at cost (2,038,475 and 380,777 shares as of December 31, 2018 and 2017, respectively)	(67,185)	(6,887)
Retained earnings	80,804	19,305
Total Health Insurance Innovations, Inc. stockholders’ equity	107,830	84,205
Noncontrolling interests	35,638	22,796
Total stockholders’ equity	143,468	107,001
Total liabilities and stockholders’ equity	$432,489	$165,085

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HEALTH INSURANCE INNOVATIONS, INC.

Consolidated Statements of Income

($ in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues	$131,917	$69,490	$351,097	$250,476
Operating expenses:
Third-party commissions	94,945	42,154	234,777	145,300
Credit card and ACH fees	1,591	1,423	5,909	5,127
Selling, general and administrative	20,153	18,989	74,350	64,446
Depreciation and amortization	1,144	1,086	4,799	4,044
Total operating expenses	117,833	63,652	319,835	218,917
Income from operations	14,084	5,838	31,262	31,559

Other expense (income):
Interest expense (income)	64	(17)	25	(19)
TRA expense (income)	750	(11,835)	1,471	(11,835)
Other expense	42	77	130	104
Net income before income taxes	13,228	17,613	29,636	43,309
Provision for income taxes	4,935	12,598	10,672	16,818
Net income	8,293	5,015	18,964	26,491
Net income attributable to noncontrolling interests	2,845	1,232	5,970	8,606
Net income attributable to Health Insurance Innovations, Inc.	$5,448	$3,783	$12,994	$17,885

Per share data:
Net income per share attributable to Health Insurance Innovations, Inc.
Basic	$0.44	$0.32	$1.07	$1.63
Diluted	$0.40	$0.30	$0.97	$1.50
Weighted average Class A common shares outstanding
Basic	12,408,169	11,701,700	12,200,654	10,970,995
Diluted	13,594,340	12,551,769	13,376,265	11,937,725

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HEALTH INSURANCE INNOVATIONS, INC.

Consolidated Statements of Cash Flows

($ in thousands, except share and per share data)

	Year Ended December 31,
	2018	2017
	(unaudited)
Operating activities:
Net income	$18,964	$26,491
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	12,583	7,404
Depreciation and amortization	4,799	4,044
Deferred income taxes	654	1,343
Deferred income taxes related to the Tax Act	—	12,610
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, prepaid expenses and other assets	171	(533)
Increase in advanced commissions	(12,324)	(2,548)
Increase in contract asset, net	(59,989)	—
Increase in accounts payable, accrued expenses and other liabilities	3,331	6,783
Increase in commission payable	52,605	3,101
(Decrease) increase in deferred revenue	(253)	232
Decrease in income taxes payable, net	(240)	(1,334)
Increase (decrease) in due to member pursuant to tax receivable agreement	1,471	(531)
Decrease in due to member related to the Tax Act	—	(11,835)
Net cash provided by operating activities	21,772	45,227
Investing activities:
Capitalized internal-use software and website development costs	(1,601)	(2,956)
Purchases of property and equipment	(613)	(509)
Net cash used in investing activities	(2,214)	(3,465)
Financing activities:
Proceeds from borrowings under revolving line of credit	15,000	—
Payments for noncompete obligation	—	(96)
Payments related to tax withholding for share-based compensation	(4,415)	(842)
Issuances of Class A common stock under equity compensation plans	6	33
Purchases of Class A common stock pursuant to share repurchase plan	(55,883)	(4,923)
Distributions to member	(4,094)	(5,477)
Net cash used in financing activities	(49,386)	(11,305)
Net increase in cash and cash equivalents, and restricted cash	(29,828)	30,457
Cash and cash equivalents, and restricted cash at beginning of period	55,827	25,370
Cash and cash equivalents, and restricted cash at end of period	$25,999	$55,827

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Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(unaudited)

($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$8,293	$5,015	$18,964	$26,491
Interest expense (income)	64	(17)	25	(19)
Depreciation and amortization	1,144	1,086	4,799	4,044
Provision for income taxes	4,935	12,598	10,672	16,818
EBITDA(1)	14,436	18,682	34,460	47,334
Stock-based compensation and related costs(1)	2,112	2,993	12,878	7,890
Transaction costs	37	(16)	321	745
Tax receivable agreement liability adjustment	750	(11,835)	1,471	(11,835)
Indemnity and other related legal costs(2)	4,280	672	6,614	1,557
Severance, restructuring and other	29	—	3,687	248
Adjusted EBITDA(2)	$21,644	$10,496	$59,431	$45,939

Reconciliation of Net Income to Adjusted Net Income per Share

(unaudited)

($ in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$8,293	$5,015	$18,964	$26,491
Interest expense (income)	64	(17)	25	(19)
Amortization	334	463	1,725	1,965
Provision for income taxes	4,935	12,598	10,672	16,818
Stock-based compensation and related costs	2,112	2,993	12,878	7,890
Transaction costs	37	(16)	321	745
Tax receivable agreement liability adjustment	750	(11,835)	1,471	(11,835)
Indemnity and other related legal costs(2)	4,280	672	6,614	1,557
Severance, restructuring and other charges	29	—	3,687	248
Adjusted pre-tax income	20,834	9,873	56,357	43,860
Pro forma income taxes	(5,000)	(3,752)	(13,526)	(16,667)
Adjusted net income(3)	$15,834	$6,121	$42,831	$27,193
Total weighted average diluted share count	16,136	16,393	16,477	16,322
Adjusted net income per share(4)	$0.98	$0.37	$2.60	$1.67

(1)	EBITDA is defined as net income before interest expense, income taxes and depreciation and amortization. We have included EBITDA in this report because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA can provide a useful measure for period-to-period comparisons of our business. However, EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

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(2)	To calculate adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items such as stock-based compensation and related costs and items that are not part of regular operating activities, including tax receivable adjustments, severance, restructuring, indemnity and other related legal costs, and acquisition costs. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. We have presented adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

(3)	To calculate adjusted net income, we calculate net income then add back amortization (but not depreciation), interest, tax expense, stock-based compensation and related costs, and other items that are not part of regular operating activities, including, tax receivable adjustments, severance, restructuring, indemnity and other related legal costs, and acquisition costs. From adjusted pre-tax net income we apply a pro-forma tax expense calculated at an assumed rate of 24% for the three and twelve months ended December 31, 2018 and 38% for the three and twelve months ended December 31, 2017. We believe that when measuring Company and executive performance against the adjusted net income measure, applying a pro forma tax rate better reflects the performance of the Company without regard to the Company’s organizational tax structure. We have included adjusted net income in this report because it is a key performance measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in their evaluation of our company. Other companies may calculate this measure differently than we do. Adjusted net income has limitations as an analytical tool, and you should not consider it in isolation or substitution for earnings per share as reported under GAAP.

(4)	Adjusted net income per share is computed by dividing adjusted net income by the total number of diluted Class A and Class B shares of our common stock for each period. We have included adjusted net income per share in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate this measure differently than we do. Adjusted net income per share has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for earnings per share as reported under GAAP.

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The following table presents summarized income by quarter under ASC 606 ($ in thousands except per share data):

	First Quarter under ASC 606	Second Quarter under ASC 606	Third Quarter under ASC 606	Fourth Quarter under ASC 606	2018 under ASC 606
Revenue	$75,931	$71,782	$71,467	$131,917	351,097
Income from operations	11,671	3,809	1,698	14,084	31,262
Net income	6,652	2,527	1,492	8,293	18,964
Net income attributable to Health Insurance Innovations, Inc.	4,608	1,799	1,139	5,448	12,994
Net income per share attributable to Health Insurance Innovations, Inc.
Basic	$0.40	$0.15	$0.09	$0.44	$1.07
Diluted	$0.37	$0.14	$0.08	$0.40	$0.97

Non-GAAP
Net income	$6,652	$2,527	$1,492	$8,293	18,964
Adjustments to arrive at adjusted pre-tax income	8,463	9,176	7,212	12,541	37,392
Pro forma income taxes	(3,628)	(2,809)	(2,089)	(5,000)	(13,526)
Adjusted net income	11,487	8,894	6,615	15,834	42,830
Adjusted net income per share	$0.70	$0.53	$0.40	$0.98	$2.60

Disaggregated Revenue

The following table presents our revenue, disaggregated by major product type and timing of revenue recognition, for the year ended December 31, 2018 ($ in thousands):

	Sales and marketing services	Member management	Total
Revenue by Source
Commission revenue(1)
STM	$86,212	$2,824	$89,036
HBIP	149,986	8,202	158,188
Supplemental	90,728	4,568	95,296
Other	—	74	74
Services revenue	—	4,762	4,762
Brokerage revenue	3,072	—	3,072
Other revenues	669	—	669
Total revenue	$330,667	$20,430	$351,097

Timing of Revenue Recognition
Transferred at a point in time	$330,667	$—	$330,667
Transferred over time	—	20,430	20,430
Total revenue	$330,667	$20,430	$351,097

(1)	For the purposes of disaggregated revenue presentation, when a supplemental product is sold with a core STM or HBIP policy, the associated revenue for the supplemental product is reported within its core product category.

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Reconciliation of Premium Equivalents to Revenues

(unaudited)

($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Premium equivalents (1)	$220,288	$106,309	$558,324	$395,552
Less risk premium	86,325	35,335	199,720	138,880
Less amounts earned by third party obligors	2,046	1,484	7,507	6,196
Revenues	$131,917	$69,490	$351,097	$250,476

(1)	Premium equivalents is defined as our total collections, including the combination of premiums, fees for discount benefit plans, third-party commissions and referral fees. All amounts not paid out as risk premium to carriers or paid out to other third-party obligors are considered to be revenues for financial reporting purposes. We have included premium equivalents in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short- and long-term operational plans. In particular, the inclusion of premium equivalents can provide a useful measure for period-to-period comparisons of our business. This financial measurement is considered a non-GAAP financial measure and is not recognized under generally accepted accounting principles in the United States of America (“GAAP”) and should not be used as, and is not an alternative to, revenues as a measure of our operating performance.

Summary of Selected Metrics

(unaudited)

($ in thousands, except duration units and revenue per submitted applications)

	Expected Duration Units during the Three Months Ended December 31,			Expected Duration Units during the Year Ended December 31,
	2018	2017	Change (%)	2018	2017	Change (%)
Third-party distribution	828,100	694,400	19%	2,226,100	1,808,500	23%
Owned distribution	126,500	124,200	2%	328,900	373,200	(12)%
Fulfillment only (1)	67,800	138,700	(51)%	309,600	726,300	(57)%
Total	1,022,400	957,300	7%	2,864,600	2,908,000	(1)%

(1)	Represents low margin products where the Company outsourced all sales and marketing obligations and some of our member management services

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	Expected Duration Units during the Three Months Ended December 31,			Expected Duration Units during the Year Ended December 31,
	2018	2017	Change (%)	2018	2017	Change (%)
Owned eCommerce	87,300	86,700	1%	223,100	247,600	(10)%
Third-party eCommerce	80,800	13,300	508%	185,100	13,300	1,292%
Total eCommerce	168,100	100,000	68%	408,200	260,900	56%
All Other	786,500	718,600	9%	2,146,800	1,920,800	12%
Fulfillment only (1)	67,800	138,700	(51)%	309,600	726,300	(57)%
Total	1,022,400	957,300	7%	2,864,600	2,908,000	(1)%

(1)	Represents low margin products where the Company outsourced all sales and marketing obligations and some of our member management services

	Submitted IFP Applications during the Three Months Ended December 31,			Submitted IFP Applications during the Year Ended December 31,
	2018	2017	Change (%)	2018	2017	Change (%)
Third-party distribution	85,000	81,400	4%	264,800	246,300	8%
Owned distribution	18,700	30,300	(38)%	70,900	108,600	(35)%
Fulfillment only (1)	6,500	14,100	(54)%	31,900	77,000	(59)%
Total	110,200	125,800	(12)%	367,600	431,900	(15)%

(1)	Represents low margin products where the Company outsourced all sales and marketing obligations and some of our member management services

	Submitted IFP Applications during the Three Months Ended December 31,			Submitted IFP Applications during the Year Ended December 31,
	2018	2017	Change (%)	2018	2017	Change (%)
Owned eCommerce	14,700	26,100	(44)%	58,400	92,000	(37)%
Third-party eCommerce	7,800	1,100	609%	19,300	1,100	1,655%
Total eCommerce	22,500	27,200	(17)%	77,700	93,100	(17)%
All Other	81,200	84,500	(4)%	258,000	261,800	(1)%
Fulfillment only (1)	6,500	14,100	(54)%	31,900	77,000	(59)%
Total	110,200	125,800	(12)%	367,600	431,900	(15)%

(1)	Represents low margin products where the Company outsourced all sales and marketing obligations and some of our member management services

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Constrained Lifetime Value of Revenue per Submitted Application

	Three Months Ended December 31, 2018		Year Ended December 31, 2018
	Revenue per Submitted Application	# of Submitted Applications	Revenue per Submitted Application	# of Submitted Application
Short Term Medical <12 months	$401	15,500	$424	117,200
Short Term Medical ≥12 months	1,160	34,600	1,142	35,600
Total STM	925	50,100	592	152,800
Health Benefit Plans	960	53,600	838	190,100
Supplemental	365	92,500	348	278,700
Total	671	196,200	558	621,600

	Policies in Force As of December 31,
	2018	2017	Change (%)
IFP	199,200	179,300	11.1%
Supplemental products	187,800	196,800	(4.6)%
Total	387,000	376,100	2.9%

Adjusted SG&A

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Total SG&A	$20,153	$18,989	$74,350	$64,446
Less: Stock-based compensation and related costs	2,112	2,993	12,878	7,890
Less: Transaction costs	37	(16)	321	745
Less: Indemnity and other related legal costs	4,280	672	6,614	1,557
Less: Severance, restructuring and other charges	29	—	3,687	248
Adjusted SG&A(1)	$13,695	$15,340	$50,850	$54,006

(1)	Adjusted SG&A is defined as total SG&A adjusted for stock-based compensation and related costs, transaction costs, indemnity and other related legal costs, severance, restructuring and other charges.

Contacts:

Health Insurance Innovations, Inc.:

Michael Hershberger

Chief Financial Officer

(813) 397-1187

mhershberger@hiiquote.com

Investor Contact:

John Evans

PIR Communications

(415) 309-0230

IR@hiiquote.com

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